Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements with respect to General Employment Enterprises, Inc. are based on our historical financial statements. Set forth below are the following unaudited pro forma condensed combined financial statements:

* The unaudited pro forma condensed combined balance sheet as of March 31, 2010, assuming the business combination between General Employment Enterprises, Inc. ("GEE") and OnSite Services, Inc. ("OnSite") occurred on March 31, 2010 and combining the March 31, 2010 historical balance sheet for GEE, and the March 31, 2010 historical balance sheet for OnSite.

* The unaudited pro forma condensed combined statement of operations for the six months ended March 31, 2010, assuming the business combination between GEE and OnSite occurred as of October 1, 2008 and combining the March 31, 2010 historical statement of operations for GEE and the March 31, 2010 historical statement of operations for OnSite and;

* The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2009 assuming the business combination between GEE and OnSite occurred as of October 1, 2008 and combining the September 30, 2009 historical statement of operations for GEE and the December 31, 2009 historical statement of operations for OnSite. Both statements of operations include twelve months of activity and are within 93 days of each other.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only, are based on certain assumptions that we believe are reasonable and do not purport to represent our financial condition or our results of operations had the business combination occurred on or as of the dates noted above or to project the results for any future date or period. In the opinion of management, all adjustments have been made that are necessary to present fairly the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements do not reflect any benefits from potential cost savings or expense synergies resulting from this business combination.

The acquisition will be treated as a purchase for accounting purposes, and OnSite's assets acquired and liabilities assumed will be recorded at their fair value on the acquisition date of June 1, 2010.

In connection with the business combination, GEE acquired substantially all of On-Site's intangible assets, including its customer list for 1,476,015 common shares of GEE, valued at $487,000 based on the quoted market price of the Company's common stock on the date of the closing of the transaction. In addition, the OnSite shareholder can receive additional consideration of up to $1,020,000 through a combination of cash and GEE's common stock if OnSite achieves certain revenue and earnings goals through 2014. The fair value of this contingent consideration has been initially assessed at zero, as it is not anticipated the Company will meet the required financial performance targets. In the event the estimated fair value of this contingent consideration changes in future periods, the change in fair value will be recorded in the statement of operations.

We have not completed a final assessment of the fair values of assets and liabilities of OnSite. Accordingly, to the extent such assessments indicate different fair values as presented herein, such adjustments will be made but are not expected to be material.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2010
(In Thousands)	GEE	OnSite	Pro forma adjustments		Proforma

Assets

Current assets:
Cash and cash equivalents	$1,433	$-	$-		$1,433
Accounts receivable, less allowances	864	1,086	(1,086	) d	864
Prepaid expenses	146	13	(13	) d	146
Other current assets	137				137

	2,580	1,099	(1,099)		2,580

Property and equipment:
Furniture, fixtures and equipment	3,464	-	2	c	3,466
Accumulated depreciation and amortization	(2,994)	-			(2,994)

	470	-	2		472

Other assets:
Intangibles, net	-	234	(234	) b	-
	-	-	485	b	485
Goodwill	-	207	(207	) b	-

Total Assets	$3,050	$1,540	$(1,053)		$3,537

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$211	$18	$(18	) d	$211
Accrued compensation and payroll taxes	540	870	(870	) d	540
Related party notes payable	-	183	(183	) d	-
Deferred rent	135	-	-		135
Other current liabilities	293	71	(71	) d	293

	1,179	1,142	(1,142)		1,179

Long-term obligations	504	-	-		504

Shareholders' equity:
Preferred stock, authorized -- 100 shares; issued and outstanding -- none issued and outstanding -- none
Common stock, no-par value; authorized	-	1	(1	) e	-
Capital in excess of stated value of shares	6,795	447	(447	) e	6,795
	-	-	487	a	487
Retained earnings (accumulated deficit)	(5,428)	(50)	50	e	(5,428)

	1,367	398	89		1,854

Total liabilities and shareholders' equity	$3,050	$1,540	$(1,053)		$3,537

See notes to unaudited pro forma condensed combined balance sheet.

In connection with the business combination, we acquired certain assets of OnSite. The OnSite shareholder received 1,476,015 shares of GEE's common stock. In addition, the OnSite shareholder can receive additional consideration in cash or stock if OnSite achieves certain revenue and earnings goals through 2014. The fair value of this contingent consideration has been estimated at zero.

Under the purchase method of accounting, the total estimated consideration as shown in the below table is allocated to OnSite's intangible assets based on their estimated fair values as of the date of the business combination.

		Total
(a)	Issuance of General Employment common stock to OnSite stockholder (1,476,015 shares at $0.33 per share).	$487,000

	The estimated consideration is preliminarily allocated as follows:

(b)	Estimate of adjustment of identifiable intangible assets, consisting of customer list and non-compete agreement	485,000

(c )	Estimate of adjustment to fair value of fixed assets	2,000
		$487,000

(d)	The existing On-Site working capital accounts as of the date of the acquisition were not purchased by GEE

(e)	Eliminate On-Site historical equity prior to acquisition

Unaudited Pro Forma Condensed Combined Statements of Operations

Twelve months ended September 30, 2009

(In Thousands, Except Per Share Data)	GEE	OnSite	Pro forma adjustments		Proforma

Net revenues:
Contract services	$6,280	$11,664	$-		$17,944
Placement services	4,114	-	-		4,114
Net revenues	10,394	11,664	-		22,058

Operating expenses:
Cost of contract services	4,374	10,924	-		15,298
Selling, general and administrative expenses	10,198	439	-		10,637
Amortization of intangibles		132	30	a	162
Goodwill impairment loss	-	280	(280	) b	-
Total operating expenses	14,572	11,775	(250)		26,097

Income (loss) from operations	(4,178)	(111)	250		(4,039)

Other income (loss)	(50)	(9)	-		(59)

Net loss	(4,228)	(120)	250		(4,098)

Basic and diluted loss per share	$(0.58)	$-	$-		$(0.47)
Weighted average common shares outstanding	7,232	-	1,476	c	8,708

 See notes to unaudited pro forma condensed combined statement of operations.

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

(a)
To reverse amortization on identifiable intangibles in the 2009 Statement of Operations and to record twelve months of amortization expense related to OnSite's identifiable intangible assets assuming the business combination occurred as of October 1, 2008.

(b)	To reverse impairment loss on pre-acquisition goodwill of OnSite

(c)	Represents shares of General Employment common stock issued as consideration to the seller of OnSite.